Exhibit 1.8

This document is important and requires your immediate attention. It should be read in conjunction with the Offer and Circular. If you are in doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank manager, trust company manager, accountant, lawyer or other professional advisor.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, New Gold may, in New Gold’s sole discretion, take such action as New Gold may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

Neither this document nor the Offer and Circular has been approved or disapproved by any securities regulatory authority, nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document or the Offer and Circular. Any representation to the contrary is an offence.

July 25, 2013

NOTICE OF EXTENSION
by

NEW GOLD INC.
of its

OFFER TO PURCHASE

all of the outstanding common shares of

RAINY RIVER RESOURCES LTD.

on the basis of, at the election of each holder,

(a) C$3.83 in cash, or (b) 0.5 of a common share of New Gold Inc.,

for each common share of Rainy River Resources Ltd.

subject, in each case, to pro ration as set out in the Offer and Circular

New Gold Inc. (“New Gold”) hereby gives notice that it is amending its offer dated June 18, 2013 (the “Offer”), upon and subject to the terms and conditions set out in the Offer, to purchase all of the issued and outstanding common shares (“Shares”) of Rainy River Resources Ltd. (“Rainy River”) together with any associated rights issued under Rainy River’s shareholder rights plan (“SRP Rights”), including all Shares that may become issued and outstanding after the date of the Offer but before the Expiry Time (as defined below) upon the exercise, exchange or conversion of the Options or Warrants (as such terms are defined in the Offer and Circular (as defined below)) or any other outstanding rights, on the basis of, at the election of each holder, (a) C$3.83 in cash, or (b) 0.5 of a common share of New Gold (a “New Gold Share”), for each Share subject, in each case, to pro ration as set out in the Offer and Circular.  The Offer is being amended to extend the expiry time of the Offer to 5:00 p.m. (Toronto time) on August 8, 2013 (the “Expiry Time”).

All conditions to the Offer have been satisfied and the Offer is now unconditional.

The Offer has been extended and is now open for acceptance until 5:00 p.m. (Toronto time) on August 8, 2013, unless the Offer is further extended by New Gold.

The board of directors of Rainy River (the “Rainy River Board”), after consultation with its financial and legal advisors and following receipt of a unanimous recommendation of the special committee of the Rainy River Board, has unanimously determined that the Offer is in the best interests of Rainy River and the holders of Shares (the

“Shareholders”) and UNANIMOUSLY RECOMMENDS that Shareholders ACCEPT the Offer and TENDER their Shares to the Offer.

On July 24, 2013, New Gold advised the depositary of the Offer, Computershare Trust Company of Canada (the “Depositary”), that (i) all conditions to the Offer had been satisfied; and (ii) it had taken-up all of the Shares validly deposited and not properly withdrawn under the Offer as of 5:00 p.m. (Toronto time) on July 24, 2013 (the “Prior Expiry Time”), being 89,242,523 Shares. Upon paying for such Shares, New Gold will own 89,242,523 Shares, representing approximately 86.2% of the issued and outstanding Shares. New Gold will pay for such Shares as soon as reasonably practicable, and in any event not later than three business days following the Prior Expiry Time.

This Notice of Extension should be read in conjunction with the Offer and the accompanying take-over bid circular dated June 18, 2013 (the “Offer and Circular”) and the letter of transmittal and election form (the “Letter of Transmittal”) and notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) that accompanied the Offer and Circular, all of the provisions of which are incorporated herein by reference (subject to the amendments thereto contained in this Notice of Extension). Unless the context requires otherwise, capitalized terms used in this Notice of Extension and not defined herein that are defined in the Offer and Circular have the respective meanings ascribed thereto in the Offer and Circular.

Shareholders who have validly deposited and not withdrawn their Shares need take no further action to accept the Offer. Shareholders who wish to accept the Offer must properly complete and duly execute the Letter of Transmittal (printed on YELLOW paper) that accompanied the Offer and Circular, or a manually executed facsimile thereof, and deposit it, at or prior to the Expiry Time, together with certificate(s) or DRS Advice(s) representing their Shares and all other required documents, with the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal, in accordance with the instructions in the Letter of Transmittal. Shareholders may also accept the Offer by following the procedure for guaranteed delivery set forth in Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the Notice of Guaranteed Delivery (printed on PINK paper) that accompanied the Offer and Circular. Alternatively, Shareholders may accept the Offer by following the procedures for book-entry transfer of Shares set forth in Section 3 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”. The Letter of Transmittal and the Notice of Guaranteed Delivery that accompanied the Offer and Circular are deemed to be amended to reflect the terms and conditions of this Notice of Extension.

Persons whose Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

All payments under the Offer will be made in Canadian dollars. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Shares directly with the Depositary.

Questions and requests for assistance may be directed to the Depositary or to the Information Agent for the Offer, Kingsdale Shareholder Services Inc. The Depositary can be contacted at 1-800-564-6253 toll free or by e-mail at corporateactions@computershare.com. The Information Agent can be contacted at 1-888-518-6796 toll free in North America or at 416-867-2272 outside of North America or by e-mail at contactus@kingsdaleshareholder.com. Additional copies of this document, the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary or the Information Agent and are accessible on the Canadian Securities Administrators’ website at www.sedar.com and the SEC’s website at www.sec.gov. The foregoing website addresses are provided for informational purposes only and no information contained on, or accessible from, the foregoing websites is incorporated by reference herein, except where specifically stated.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, such information or representation must not be relied upon as having been authorized by New Gold, the Depositary or the Information Agent.

Shareholders should be aware that New Gold reserves the right to, and may, acquire or cause an affiliate to acquire beneficial ownership of Shares by making purchases through the facilities of the TSX at any time, and from time to time, prior to the Expiry Time, as permitted by applicable laws or regulations of Canada or its provinces or territories. See Section 12 of the Offer, “Market Purchases”.

The Offer and Circular does not generally address tax consequences of the Offer to Shareholders in any jurisdiction outside of Canada or the United States.  Shareholders in a jurisdiction outside of Canada or the United States should be aware that the disposition of Shares may have tax consequences which may not be described in the Offer and Circular.  Accordingly, Shareholders outside of Canada and the United States should consult their own tax advisors with respect to tax considerations applicable to them.

The Offer is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular in accordance with the disclosure requirements of Canada. Shareholders should be aware that such requirements are different from those of the United States. Financial statements incorporated by reference in the Offer and Circular have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. They may not be comparable to financial statements of United States companies.

Shareholders should be aware that the disposition of Shares and the acquisition of New Gold Shares by them as described in the Offer and Circular may have tax consequences in the United States, Canada and other jurisdictions. Such consequences may not be fully described in the Offer and Circular and such Shareholders are urged to consult their tax advisors. See Section 19 of the Circular, “Certain Canadian Federal Income Tax Considerations”, and Section 20 of the Circular, “Certain United States Federal Income Tax Considerations”.

The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that New Gold is existing under the laws of British Columbia, that some or all of its officers and directors may reside outside the United States, that some or all of the experts named in the Offer and Circular may reside outside the United States and that a substantial portion of the assets of New Gold and the above-mentioned persons are located outside the United States.

THE SECURITIES TO BE DELIVERED IN CONNECTION WITH THE OFFER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

CURRENCY

All dollar references herein and in the Offer and Circular are in Canadian dollars, except where otherwise indicated. Canadian dollars are referred to as “Canadian dollars”, “C$” or “$” and United States dollars are referred to as “U.S. dollars” or “US$”. On July 24, 2013, the Bank of Canada noon rate of exchange for U.S. dollars was C$1.00 = US$0.9711.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein and in the Offer and Circular, including the summary thereof, and in the documents incorporated by reference therein, that are referred to herein and therein as “forward-looking statements”, constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and the rules and releases made by the SEC, all as amended from time to time, and “forward-looking information” under the provisions of Canadian provincial securities laws. When used in such documents, the words “anticipate”, “believe”, “could”, “expect”, “estimate”, “forecast”, “intend”, “may”, “outlook”, “planned”, “project”, “should”, “will”, “would” and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements herein and in the Offer and Circular, including the summary thereof, and in the documents incorporated by reference therein, include, but are not limited to, statements regarding: New Gold’s outlook for 2013 and future periods; expectations as to the anticipated timing, mechanics, completion and settlement of the Offer; the market for and listing of Shares and Rainy River’s status as a reporting issuer after completion of the Offer; the ability of New Gold to integrate Rainy River’s business with its current business and the costs associated with such integration following successful completion of the Offer; the value of the New Gold Shares received as consideration under the Offer; the ability of New Gold to complete the transactions contemplated by the Offer; future earnings, and the sensitivity of earnings to gold and other metal prices; anticipated levels or trends for prices of gold and byproduct metals mined by New Gold or for exchange rates between currencies in which capital is raised, revenue is generated or expenses are incurred by New Gold; estimates of future mineral production and sales; estimates of future costs, including mining costs, total cash costs per gold ounce and other expenses; estimates of future capital expenditure, exploration expenditure and other cash needs, and expectations as to the funding thereof; the projected exploration, development and exploitation of certain ore deposits, including estimates of exploration, development and production and other capital costs and estimates of the timing of such exploration, development and production or decisions with respect thereto; estimates of mineral reserves, mineral resources and ore grades and statements regarding anticipated future exploration results; estimates of cash flow; estimates of mine life; anticipated timing of events with respect to New Gold’s mine sites, mine construction projects and exploration projects; estimates of future costs and other liabilities for environmental remediation; anticipated legislation and regulation regarding climate change and estimates of the impact on New Gold; and other anticipated trends with respect to New Gold’s capital resources and results of operations.

Forward-looking statements are necessarily based upon a number of factors and assumptions that, while considered reasonable by New Gold as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The factors and assumptions of New Gold upon which the forward-looking statements herein and in the Offer and Circular, including the summary thereof, and in the documents incorporated by reference therein, are based and which may prove to be incorrect, include, but are not limited to, the factors and assumptions set out herein and in the Offer and Circular, including the summary thereof, as well as: significant capital requirements; fluctuations in the international currency markets and in the rates of exchange of the currencies of Canada, the United States, Australia, Mexico and Chile; price volatility in the spot and forward markets for commodities; impact of any hedging activities, including margin limits and margin calls; discrepancies between actual and estimated production, between actual and estimated reserves and resources and between actual and estimated metallurgical recoveries; changes in international, national and local government legislation in Canada, the United States, Australia, Mexico and Chile or any other country in which New Gold currently or may in the future carry on business; taxation; controls, regulations and political or economic developments in the countries in which New Gold does or may carry on business; the speculative nature of mineral exploration and development, including the risks of obtaining and maintaining the validity and enforceability of the necessary licenses and permits and complying with the permitting requirements of each jurisdiction that New Gold operates, including, but not limited to: in Canada, obtaining the necessary permits for the Blackwater Project; in Mexico, where the Cerro San Pedro Mine has a history of ongoing legal challenges related to New Gold’s environmental authorization for the mine; and in Chile, where the courts have temporarily suspended the approval of the environmental permit for the El Morro Project; the lack of certainty with respect to foreign legal systems, which may not be immune from the influence of political pressure, corruption or other factors that are inconsistent with the rule of law; the uncertainties inherent to current and future legal challenges New Gold is or may become a party to; diminishing quantities or grades of reserves; competition; loss of key employees; additional funding requirements; actual results of current exploration or reclamation activities; uncertainties inherent to economic studies in respect of the preliminary economic assessment for the Blackwater Project; changes in project parameters as plans continue to be refined; accidents; labour disputes; defective title to mineral claims or property or contests over claims to mineral properties; and the timely satisfaction of all Notices of Guaranteed Delivery.

The forward-looking statements herein and in the Offer and Circular, including the summary thereof, reflect New Gold’s views as at the date hereof and the date of the Offer, as applicable, and involve known and unknown risks, uncertainties and other factors which could cause the actual results, performance or achievements of New Gold or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks include risks relating to the Offer, including, without limitation, that problems may arise with the ability to successfully integrate the businesses of New Gold and Rainy River; New Gold may not be able to achieve the benefits from the acquisition or it may take longer than expected to achieve those benefits; and the acquisition may involve unexpected costs or unexpected liabilities. For a further discussion of risks and material factors or assumptions underlying the forward-looking statements in the Offer and Circular, see Section 17 of the Circular, “Risk Factors”, and New Gold’s Annual Information Form filed on SEDAR on March 27, 2013 for the financial year ended December 31, 2012 and incorporated by reference in the Offer and Circular. Given these uncertainties, investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as otherwise required by law, New Gold expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in New Gold’s expectations or any change in events, conditions or circumstances on which any such statement is based. The Offer and Circular and documents incorporated by reference therein contain information regarding anticipated total cash costs per gold ounce at certain of New Gold’s mines and mine development projects. New Gold believes that this generally accepted industry measure is a realistic indicator of operating performance and is useful in allowing year over year comparisons. Investors are cautioned that this information may not be suitable for other purposes.

NOTICE OF EXTENSION

This Notice of Extension amends, varies and supplements the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery pursuant to which New Gold is offering to purchase all of the outstanding Shares upon and subject to the terms and conditions set out in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, each as may be amended, varied and supplemented from time to time.

Except as otherwise set forth in this Notice of Extension, the information, terms and conditions previously set forth in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery continue to be applicable in all respects and this Notice of Extension should be read in conjunction with the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, all of the provisions of which are incorporated herein by reference, subject to the amendments thereto contained in this Notice of Extension.

July 25, 2013

TO: THE HOLDERS OF SHARES OF RAINY RIVER

1.                                      Recent Developments

On July 24, 2013, New Gold advised the Depositary that all conditions to the Offer had been satisfied and that New Gold had taken-up all of the Shares validly deposited and not properly withdrawn under the Offer as of the Prior Expiry Time, being 89,242,523 Shares. Upon paying for such Shares, New Gold will own 89,242,523 Shares, representing approximately 86.2% of the issued and outstanding Shares. New Gold will pay for such Shares as soon as reasonably practicable, and in any event not later than three business days following the Prior Expiry Time.

On July 24, 2013, the closing price of the Shares on the TSX was C$3.74 and the closing price of the New Gold Shares on the TSX was C$7.58 and on the NYSE MKT was US$7.32.

New Gold has extended the Offer in order to acquire additional Shares by giving remaining Shareholders the opportunity to deposit their Shares.

2.                                      Extension of Offer

By notice to the Depositary given on July 24, 2013, New Gold has extended the time for acceptance of the Offer until 5:00 p.m. (Toronto time) on August 8, 2013, unless the Offer is further extended by New Gold. Accordingly, the definition of “Expiry Time” in the Offer and Circular is deleted in its entirety and replaced with the following definition:

“Expiry Time” means 5:00 p.m. (Toronto time) on August 8, 2013, or such later time or times and date or dates as may be fixed by New Gold from time to time pursuant to Section 5 of the Offer, “Extension, Variation or Change in the Offer”;

In addition, all references to July 24, 2013 in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery (to the extent that they relate to the Expiry Time) are amended to refer to August 8, 2013.

3.                                      Time for Acceptance

The Offer is now open for acceptance until 5:00 p.m. (Toronto time) on August 8, 2013, or such later time or times and date or dates as may be fixed by New Gold from time to time pursuant to Section 5 of the Offer, “Extension, Variation or Change in the Offer”.

4.                                      Manner of Acceptance

Shares may be deposited under the Offer in accordance with the provisions set forth in Section 3 of the Offer, “Manner of Acceptance”.

5.                                      Take-Up of and Payment for Deposited Shares

New Gold has taken-up all of the Shares validly deposited and not properly withdrawn under the Offer as of the Prior Expiry Time, being 89,242,523 Shares. Any Shares validly deposited and not properly withdrawn under the Offer after the Prior Expiry Time will be taken-up and paid for not later than ten days after such deposit and as required by applicable Laws. Additionally, payment for any such Shares validly deposited after the Prior Expiry Time will occur not later than three business days after take-up. New Gold will take-up and pay for Shares validly deposited and not properly withdrawn under the Offer in accordance with the provisions set forth in Section 6 of the Offer, “Take-Up of and Payment for Deposited Shares”.

6.                                      Withdrawal of Deposited Shares

Shareholders have the right to withdraw Shares deposited under the Offer in the circumstances and in the manner set forth in Section 8 of the Offer, “Withdrawal of Deposited Shares”.

7.                                      Amendments and Variations to Offer Documents

The Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery shall be read together with this Notice of Extension in order to give effect to the variations to the Offer and the amendments to the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery set forth herein.

8.                                      Statutory Rights

Securities legislation of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages if there is a misrepresentation in a circular or notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

9.                                      Directors’ Approval

The contents of this Notice of Extension have been approved, and the sending, communication or delivery thereof to the Shareholders has been authorized, by the board of directors of New Gold.

The Depositary for the Offer is:

By Mail	By Registered Mail, by Hand or by Courier

P.O. Box 7021	100 University Avenue
31 Adelaide Street East	8th Floor
Toronto, Ontario M5C 3H2	Toronto, Ontario M5J 2Y1
Attention: Corporate Actions	Attention: Corporate Actions

Toll Free: 1-800-564-6253

E-mail: corporateactions@computershare.com

The Information Agent for the Offer is:

The Exchange Tower

130 King Street West, Suite 2950, P.O. Box 361

Toronto, Ontario M5X 1E2

North American Toll Free Phone:

1-888-518-6796

E-mail: contactus@kingsdaleshareholder.com

Facsimile: (416) 867-2271

Toll Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: (416) 867-2272

Any questions or requests for assistance or additional copies of this Notice of Extension, the Offer and Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Depositary or the Information Agent. Shareholders may also contact their investment advisor, stockbroker, bank, trust company or other nominee for assistance concerning the Offer.